Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Offering Circular, filed pursuant to Regulation A on Form 1-A/A under the Securities Act of 1933, of our audit report dated May 6, 2021, with respect to the balance sheet of Lode Payments International LLC as of December 31, 2020, and the related statements of operations, changes in member’s deficit, and cash flows for the period August 6, 2020 (Date of Inception) to December 30, 2020, and the related notes to the financial statements.

/s/ Berkower LLC

Berkower LLC

Iselin, New Jersey

June 25, 2021